      As Filed with the Securities and Exchange Commission on July 17, 1997
                                                         Registration No. 333-

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                   FIRST NORTH AMERICAN LIFE ASSURANCE COMPANY
                           (Exact Name of Registrant)

                                    NEW YORK
         (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)

                 555 Theodore Fremd Avenue, Rye, New York 10580
                                 (914) 921-1020
   (Address of Registrant's Principal Executive Offices and Telephone Number)
(I.R.S. Employer Number)      (Primary Standard Industrial Classification Code
             13-3646501         Number)  6355



          Joseph Scott, President                           Copy to:
First North American Life Assurance Company          J. Sumner Jones, Esq.
         555 Theodore Fremd Avenue                   Jones & Blouch L.L.P.
            Rye, New York 10580                1025 Thomas Jefferson Street N.W.
               (914) 921-1020                         Washington DC 20007
  (Name and Address of Agent for Service)


Approximate Date of Proposed Public Offering: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following : X
                            --
                       Calculation of Registration Fee
                       -------------------------------

================================================================================
Title of           Amount Being   Proposed        Proposed       Amount of
Securities         Registered     Maximum         Maximum        Registration
Being Registered                  Offering Price  Aggregate      Fee
                                  Per Unit        Offering price
--------------------------------------------------------------------------------
Deferred Fixed
Annuity Contract   See Note(1)    See Note(1)      $330,000      $100
Non-Participating
================================================================================

Note (1): The proposed aggregate offering price is estimated solely for determining the registration fee. The amount to be registered and the proposed maximum offering price per unit are not applicable since these securities are not issued in predetermined amounts or units.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                   FIRST NORTH AMERICAN LIFE ASSURANCE COMPANY

                  CROSS REFERENCE TO ITEMS REQUIRED BY FORM S-1



Form S-1 Item No. and Caption                          Prospectus Heading
-----------------------------                          ------------------

1.  Forepart of the Registration                       Cover Pages
    Statement and Outside Front Cover
    of Prospectus
2.  Inside Front and Outside Back Cover                Cover Pages
    Pages of Prospectus
3.  Summary Information, Risk Factors                  Summary
    and Ratio of Earnings to Fixed Charges
4.  Use of Proceeds                                    First  North  American  Life  Assurance Company
5.  Determination of Offering Price                    Not Applicable
6.  Dilution                                           Not Applicable
7.  Selling Security Holders                           Not Applicable
8.  Plan of Distribution                               First North American Life Assurance
                                                       Company - Distribution of the Contract
9.  Description of Securities to be Registered         Description of the Contract and
                                                       Guarantees, First North American Life
                                                       Assurance Company
10. Interests of Named Experts and Counsel             Not Applicable
11. Information with Respect to the Registrant         First North American Life Assurance Company
12. Disclosure of Commission Position on               Not Applicable
    Indemnification for Securities Act Liabilities


                                     PART 1



                      INFORMATION REQUIRED IN A PROSPECTUS

                   FIRST NORTH AMERICAN LIFE ASSURANCE COMPANY
                   Annuity Service Office and Mailing Address
                      International Corporate Center at Rye
                            555 Theodore Fremd Avenue
                               Rye, New York 10580


                             DEFERRED FIXED ANNUITY
                                    CONTRACT
                                NON-PARTICIPATING

     This Prospectus describes Venture Market Value Adjusted Annuity ("Venture MVA"), a single payment deferred fixed annuity contract, offered by First North American Life Assurance Company (the "Company"), a stock life insurance company organized under the laws of the State of New York.

     The Prospectus describes an individual deferred annuity contract designed and offered to provide retirement programs for eligible individuals and retirement plans. Ownership of an individual contract is evidenced by the issuance of an individual annuity contract. The individual annuity contract is hereafter referred to as the "contract."

     The purchase payment is paid to the Company at its Annuity Service Office. The minimum purchase payment for a contract is $5,000. The maximum purchase payment accepted without prior approval of the Company is $500,000. The purchase payment is allocated to the guarantee period designated by the contract owner. Additional purchase payments for a contract will not be accepted. Additional contracts may, however, be purchased at the then prevailing rates and terms.

PLEASE READ THIS PROSPECTUS CAREFULLY AND KEEP IT FOR FUTURE REFERENCE. IT CONTAINS INFORMATION ABOUT THE FIXED ACCOUNT AND THE CONTRACT THAT A PROSPECTIVE PURCHASER SHOULD KNOW BEFORE INVESTING.

BECAUSE OF THE MARKET VALUE ADJUSTMENT PROVISION OF THE CONTRACT, THE CONTRACT OWNER BEARS THE INVESTMENT RISK THAT THE GUARANTEED INTEREST RATES OFFERED BY THE COMPANY AT THE TIME OF WITHDRAWAL, TRANSFER OR THE START OF ANNUITY PAYMENTS MAY BE HIGHER THAN THE GUARANTEED INTEREST RATE APPLIED TO THE CONTRACT WITH THE RESULT THAT THE AMOUNT RECEIVED UPON WITHDRAWAL, TRANSFER OR ANNUITIZATION MAY BE REDUCED BY THE MARKET VALUE ADJUSTMENT AND MAY BE LESS THAN THE ORIGINAL INVESTMENT IN THE CONTRACT.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THESE SECURITIES ARE NOT DEPOSITS WITH, OR OBLIGATIONS OF, OR GUARANTEED OR ENDORSED BY, ANY BANK OR ANY AFFILIATE THEREOF, AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE FEDERAL RESERVE BOARD OR ANY OTHER GOVERNMENT AGENCY.



                  The date of the Prospectus is October 1, 1997

                              AVAILABLE INFORMATION

Commencing with the offering of the securities described in this Prospectus, First North American Life Assurance Company will become subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act"), as amended, and in accordance therewith will file reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices located at 75 Park Place, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission which is located at http://www.sec.gov.

A registration statement has been filed with the Commission under the Securities Act of 1933, as amended, with respect to the contracts discussed in the Prospectus. Not all the information set forth in the registration statement, amendments and exhibits thereto has been included in this Prospectus. Statements contained in this Prospectus concerning the content of the contracts and other legal instruments are only summaries. For a complete statement of the terms of these documents, reference should be made to the instruments filed with the Commission. The Registration Statements and the exhibits thereto may be inspected and copied, and copies can be obtained at the prescribed rates, in the manner set forth in the preceding paragraph.

                                TABLE OF CONTENTS

SPECIAL TERMS ............................................................    4
SUMMARY ..................................................................    6
DESCRIPTION OF THE CONTRACT ..............................................    8
      ACCUMULATION PROVISIONS ............................................    8
      Purchase Payments ..................................................    8
      Guarantee Periods ..................................................    8
      Transfers Among Guarantee Periods ..................................    9
      Renewals ...........................................................    9
      Withdrawals ........................................................    9
      Death Benefit Before Maturity Date .................................   10
      ANNUITY PROVISIONS .................................................   11
      General ............................................................   11
      Annuity Options ....................................................   11
      Death Benefit on or After Maturity Date ............................   12
      OTHER CONTRACT PROVISIONS ..........................................   12
      Ten Day Right to Review ............................................   12
      Ownership ..........................................................   12
      Beneficiary ........................................................   13
      Annuitant ..........................................................   13
      Modification .......................................................   13
      Company Approval ...................................................   13
      MARKET VALUE ADJUSTMENT ............................................   13
      CHARGES AND DEDUCTIONS .............................................   14
      Withdrawal Charge ..................................................   14
      Reduction or Elimination of Withdrawal Charge ......................   15
      Taxes ..............................................................   15
      Administration Fee .................................................   16
FIRST NORTH AMERICAN LIFE ASSURANCE COMPANY ..............................   16
      Description of Business ............................................   16
      Management Discussion & Analysis ...................................   17
      Selected Financial Data ............................................   23
      Officers and Directors of the Company ..............................   24
      Executive Compensation .............................................   25
      FNAL Fixed Account .................................................   28
      Distribution of the Contract .......................................   28
      Legal Proceedings ..................................................   28
      Legal Matters ......................................................   28
      Independent Accountants ............................................   29
      Notices and Reports to Contract Owners .............................   29
      Contract Owner Inquiries ...........................................   29
FEDERAL TAX MATTERS ......................................................   29
      Introduction .......................................................   29
      Taxation of Annuities in General ...................................   29
      Qualified Retirement Plans .........................................   32
      Federal Income Tax Withholding .....................................   33
APPENDIX A - EXAMPLES OF CALCULATION OF WITHDRAWAL CHARGE ................   34
APPENDIX B - MARKET VALUE ADJUSTMENT EXAMPLES ............................   35
APPENDIX C - STATE PREMIUM TAXES .........................................   37
FINANCIAL STATEMENTS OF THE COMPANY ......................................   39

                                SPECIAL TERMS

Annuitant                   Any individual person or persons whose life is used
                            to determine the duration of annuity payments involving life contingencies. The Annuitant is as designated on the contract or in the application, unless changed.

Annuity Option              One of several alternative methods by which payment
                            of the proceeds may be made.

Annuity Service Office      The service office of the company is International
                            Corporate Center at Rye, 555 Theodore Fremd Avenue,
                            Rye, New York 10580

Beneficiary                 The person, persons, or entity to whom the death
                            benefit proceeds are payable following the death of the owner, or in certain circumstances, an annuitant.

Company                     First North American Life Assurance Company.

Contingent                  The person, persons or entity who becomes the
Beneficiary                 beneficiary if the beneficiary is not alive.

Contract                    The individual annuity contract

Contract                    The anniversary of the contract date.
Anniversary

Contract Date               The date of issue of the contract as designated on
                            the contract specifications page.

Contract Value              The contract value is the sum of the net purchase
                            payment and accrued interest, less the sum of any withdrawals and any administration fee, adjusted for any transfer market value adjustment.

Contract Year               The period of twelve consecutive months beginning
                            on the contract date or any anniversary thereafter.

Code                        The Internal Revenue Code of 1986, as amended.

Due Proof of Death          Due Proof of Death is required upon the death of the
                            owner or annuitant, as applicable. One of the following must be received at the Annuity Service
                            Office:

                                  (a)   A certified copy of a death certificate;

                                  (b) A certified copy of a decree of a court of competent jurisdiction as to the finding of death; or
                                  (c)   Any other proof satisfactory to the
                                        Company.

                            Death benefits will be paid within 7 days of receipt of due proof of death and all required claim forms by the Company's Annuity Service Office.

Fixed Account               The FNAL Fixed Account, which is a separate account
                            of the Company.

Fixed Annuity               An annuity option with payments which are
                            predetermined and guaranteed as to dollar amount.

General Account             All of the assets of the Company other than assets
                            in separate accounts.

Gross Withdrawal Value      The portion of the contract value specified by the
                            owner for a full or partial withdrawal. Such amount is determined prior to the application of any withdrawal charge, annual administration fee and market value adjustment.

Initial Guarantee Period    The period of time during which the initial
                            guaranteed interest rate is in effect.

Initial Guaranteed          The compound annual rate used to determine the
Interest Rate               interest earned on the net purchase payment during
                            the initial guarantee period.

Market Value Adjustment     An adjustment to amounts that are withdrawn,
                            transferred or annuitized prior to the end of the guarantee period. It may increase or decrease the amount available for transfer, withdrawal or annuitization.

Maturity Date               The date on which annuity benefits commence. It is
                            the date specified on the contract specifications page, unless changed.

Net Purchase Payment        The purchase payment less the amount of premium tax,
                            if any, deducted from the payment.

Non-Qualified Contracts     Contracts which are not issued under Qualified
                            Plans.

Owner or                    The person, persons or entity entitled to the
Contract Owner              ownership rights under the contract. The owner is as
                            designated on the contract specifications page or in the application, unless changed.

Payment or                  An amount paid by a contract owner to the Company
Purchase Payment            as consideration for the benefits provided by the
                            contract.

Qualified Contracts         Contracts issued under Qualified Plans

Qualified Plans             Retirement plans which receive favorable tax
                            treatment under section 401, 403 or 408 of the Code.

Renewal Amount              The contract value at the end of the initial
                            guarantee period or at the end of a renewal guarantee period.

Renewal Guarantee Period    The period of time during which a renewal guaranteed
                            interest rate is in effect.

Renewal Guaranteed          The compound annual rate used to determine the
Interest Rate               interest earned on a renewal amount during a renewal
                            guarantee period. In no event shall this rate be less than 3%.

Separate Account            A segregated account of the Company that is not
                            commingled with the Company's general assets and obligations.

                                     SUMMARY

DESCRIPTION OF THE CONTRACT

       The Contract. The contract offered by this Prospectus is a single purchase payment deferred fixed annuity contract. The contract provides for the accumulation of the contract value and the payment of annuity benefits on a fixed basis.

       Retirement Plans. The contract may be issued pursuant to either non-qualified retirement plans or plans qualifying for special income tax treatment under the Internal Revenue Code, such as individual retirement accounts and annuities, pension and profit-sharing plans for corporations and sole proprietorships/partnerships ("H.R. 10" and "Keogh" plans) and tax-sheltered annuities. (See "QUALIFIED RETIREMENT PLANS") Those who are considering purchase of a contract for use in connection with a qualified retirement plan should consider, in evaluating the suitability of the contract, that the contract allows only a single premium purchase payment in an amount of at least $5,000.

       Purchase Payments. Purchase payments are paid to the Company at its Annuity Service Office. The minimum purchase payment for a contract is $5,000. The maximum purchase payment accepted without prior approval of the Company is $500,000. The purchase payment is allocated to the guarantee period designated by the contract owner. Additional purchase payments for a contract will not be accepted. Additional contracts may, however, be purchased at the then prevailing rates and terms.

       Prior to the maturity date, the Company may, at its option, cancel a contract following the third contract anniversary if both (i) the total purchase payment made, less any withdrawals, is less than $2,000; and (ii) the higher of the contract value or the amount available upon total withdrawal is less than $2,000. The cancellation of contract privileges may vary in certain states in order to comply with the requirements of insurance laws and regulations in such states. (See "PURCHASE PAYMENTS")

       Guarantee Periods. Currently, there are ten guarantee periods under the contract: one year through ten years. The Company may offer additional guarantee periods for any yearly period from one to twenty years. (See "INVESTMENT OPTIONS")

       Transfers Among Guarantee Periods. Before the maturity date, the contract owner may transfer the entire contract value to a different guarantee period at any time upon written notice to the Company. Amounts may only be transferred, however, once per contract year and the entire amount of the account must be transferred. Amounts transferred will be subject to a market value adjustment. (See "TRANSFERS AMONG INVESTMENT OPTIONS")

       Renewals. At the end of a guarantee period, the contract owner may choose a renewal guarantee period from any of the then existing guarantee period options, at the then current interest rates. (See "RENEWALS")

       Withdrawals. Prior to the earlier of the maturity date or the death of the contract owner, the owner may withdraw all or a portion of the contract value. The amount withdrawn must be at least $300 or, if less, the entire contract value. If a partial withdrawal plus any applicable withdrawal charge, after giving effect to any market value adjustment would reduce the contract value to less than $300, the Company will treat the partial withdrawal as a total withdrawal of the contract value. A withdrawal charge and market value adjustment may be imposed. (See "WITHDRAWALS") A withdrawal may be subject to a penalty tax. (See "FEDERAL TAX MATTERS")

       Death Benefits. The Company will pay the death benefit to the beneficiary if any contract owner dies before the maturity date. The death benefit is equal to the contract value. If there is a surviving contract owner, that contract owner will be deemed to be the beneficiary. No death benefit is payable on the death of any annuitant, except that if any contract owner is not a natural person, the death of any annuitant will be treated as the death of an owner. The death benefit will be determined as of the date on which written notice and proof of death and all required claim forms are received at the Company's Annuity Service Office.

       Annuity Payments. The Company offers a variety of fixed annuity options. Periodic annuity payments will begin on the maturity date. The contract owner may select the maturity date, frequency of payment and annuity option. (See "ANNUITY PROVISIONS")

       Ten Day Review. Within 10 days of receipt of a contract, the contract owner may cancel the contract by returning it to the Company or its agent. (See "TEN DAY RIGHT TO REVIEW")

       Market Value Adjustment. Any amount withdrawn, transferred or annuitized prior to the end of either the initial guarantee period or a renewal guarantee period will be adjusted by the market value adjustment factor described under "MARKET VALUE ADJUSTMENT."

       Withdrawal Charge. If a withdrawal is made from the contract before the maturity date, a withdrawal charge (contingent deferred sales charge) may be assessed against amounts withdrawn during the first seven contract years. There is never a withdrawal charge after seven complete contract years and for certain amounts withdrawn during the first seven contract years as described below. The amount of the withdrawal charge and when it is assessed is discussed under "CHARGES AND DEDUCTIONS - WITHDRAWAL CHARGE."

       Tax Deferral. The status of the contract as an annuity generally allows all earnings on the underlying investments to be tax-deferred until withdrawn or until annuity payments begin. (See "FEDERAL TAX MATTERS"). This tax deferred treatment may be beneficial to contract owners in building assets in a long-term investment program.

FIRST NORTH AMERICAN LIFE ASSURANCE COMPANY

       First North American Life Assurance Company ("the Company") is a stock life insurance company organized under the laws of New York in 1992. The Company's principal office is located at International Corporate Center at Rye, 555 Theodore Fremd Avenue, Rye, New York 10580. The Company is a wholly-owned subsidiary of North American Security Life Insurance Company, ("Security Life" or "Parent"). Security Life is a stock life insurance company organized under the laws of the state of Delaware in 1979 with its principal office located at 116 Huntington Avenue, Boston, Massachusetts 02116.

       The ultimate parent of the Company is The Manufacturers Life Insurance Company ("Manulife"), a Canadian mutual life insurance company based in Toronto, Canada. Prior to January 1, 1996, the Company was a wholly owned subsidiary of North American Life Assurance Company ("NAL"), a Canadian mutual life insurance company. On January 1, 1996 NAL and Manulife merged with the combined company retaining the Manulife name.

       Effective January 1, 1996, immediately following the merger of NAL and Manulife, the Company's Parent experienced a corporate restructuring which resulted in the formation of a newly organized holding corporation, NAWL Holding Company, Inc. ("NAWL"). NAWL holds all of the outstanding shares of the Company's Parent and Wood Logan Associates, Inc. ("WLA"). Manulife owns all class A shares of NAWL, representing 85% of the voting shares of NAWL. Certain employees of WLA own all class B shares, which represent the remaining 15% voting interest in NAWL.

       The Company issues fixed and variable annuity contracts and combinations of both fixed and variable annuity contracts in the State of New York. Amounts invested in the fixed contracts and fixed portion of the variable contracts are either allocated to the General Account of the Company or in the case of the contract described in this Prospectus, to a separate account of the Company. Amounts invested in the variable portion of the contracts are allocated to the separate accounts of the Company (excluding the Fixed Account).

The above summary is qualified in its entirety by the detailed information appearing elsewhere in this Prospectus.

                             DESCRIPTION OF CONTRACT

ACCUMULATION PROVISIONS

PURCHASE PAYMENTS

       Purchase payments are paid to the Company at its Annuity Service Office. The minimum purchase payment for a contract is $5,000. The maximum purchase payment accepted without prior approval of the Company is $500,000. The purchase payment is allocated to the guarantee period selected by the contract owner. Additional purchase payments for a contract will not be accepted. Additional contracts may, however, be purchased at the then prevailing rates and terms.

       Prior to the maturity date, the Company may, at its option, cancel a contract following the third contract anniversary, if both (i) the total purchase payment made, less any withdrawals, is less than $2,000; and (ii) the higher of the contract value or the amount available upon total withdrawal is less than $2,000. The cancellation of contract privileges may vary in certain states in order to comply with the requirements of insurance laws and regulations in such state. Upon cancellation the Company will pay the contract owner the higher of the contract value and any annual administration fee or the amount available upon total withdrawal. The amount paid will be treated as a withdrawal for Federal tax purposes and thus may be subject to income tax and to a 10% penalty tax. (See "FEDERAL TAX MATTERS")

GUARANTEE PERIODS

       Currently, there are ten guarantee periods: one year through ten years. The Company may offer additional guarantee periods for any yearly period from one to twenty years. The contract provides for the accumulation of interest on the purchase payment at guaranteed rates for the duration of the guarantee period. From time to time, customers of certain broker-dealers may be offered special initial guaranteed interest rates which are higher than the initial guaranteed interest rate offered to the general public. In consideration of these higher interest rates, commissions to these broker-dealers may be reduced. The renewal guaranteed interest rate on a renewal amount allocated or transferred to a renewal guarantee period is determined from time-to-time by the Company in accordance with market conditions. Under certain circumstances, the Company may offer a rate in excess of the renewal guaranteed rate for the first year only of a renewal guarantee period. In no event will the renewal guaranteed interest rate be less than 3%. The interest rate is guaranteed for the duration of the guarantee period and may not be changed by the Company.

TRANSFERS AMONG GUARANTEE PERIODS

       Before the maturity date the contract owner may transfer the entire contract value to a different guarantee period at any time upon written notice to the Company. Amounts may only be transferred, however, once per contract year and the entire contract value must be transferred. Amounts transferred will be subject to a transfer market value adjustment. The amount requested to be transferred will be multiplied by the market value adjustment factor to determine the transferred amount. (See "MARKET VALUE ADJUSTMENT"). The Company also reserves the right to modify or terminate the transfer privilege at any time in accordance with applicable law.

RENEWALS

       At the end of a guarantee period, the contract owner may choose a renewal guarantee period from any of the then existing guarantee periods at the then current interest rate, all without the imposition of any charge. The contract owner may not select a guarantee period that would extend beyond the maturity date. In the case of renewals within one year of the maturity date, the only option available is to have interest accrued up to the maturity date at the then current interest rate for one year guarantee periods.

       If the contract owner does not specify the renewal guarantee period desired, the Company will select the same guarantee period as has just expired, so long as such period does not extend beyond the maturity date. In the event a renewal would extend beyond the maturity date, the Company will select the longest period that will not extend beyond such date, except in the case of a renewal within one year of the maturity date in which case the Company will credit interest up to the maturity date at the then current interest rate for one year guarantee periods.

WITHDRAWALS

       Prior to the earlier of the maturity date or the death of the contract owner, the owner may withdraw all or a portion of the contract value upon written request, complete with all necessary information, to the Company's Annuity Service Office. For certain qualified contracts, exercise of the withdrawal right may require the consent of the qualified plan participant's spouse under the Internal Revenue Code and regulations promulgated by the Treasury Department.

       In the case of a total withdrawal, as of the date of receipt of the request at its Annuity Service Office, the Company will cancel the contract and pay the following amount:

C + [ (A - B - C) x D], where:

A = the gross withdrawal value reduced by an applicable annual administration fee;
B = the withdrawal charge;
C = the amount available without the imposition of a withdrawal charge;
D = the market value adjustment factor.

(See "CHARGES AND DEDUCTIONS" and "MARKET VALUE ADJUSTMENT")

       Partial withdrawals will use the formula specified above and the gross withdrawal value to determine the amount payable. Partial withdrawals will be subject to market value adjustments and possible withdrawal charges. The Company will deduct the gross withdrawal value from the contract value. The gross withdrawal value may not exceed the contract value.

       The Company may defer the payment of a full or partial withdrawal for not more than six months (or the period permitted by applicable state law if shorter) from the date the Company receives the withdrawal request and the contract. If payments are deferred ten days or more, the amount deferred will earn interest at a rate not less than 4% per year or at a rate determined by applicable state law. The Company will not, however, defer payment for more than thirty days for any withdrawal effective at the end of any guarantee period.

       There is no limit on the frequency of partial withdrawals; however, the amount withdrawn must be at least $300 or, if less, the entire contract value. If a partial withdrawal plus any applicable withdrawal charge, after giving effect to any market value adjustment would reduce the contract value to less than $300, the Company will treat the partial withdrawal as a total withdrawal of the contract value.

       Withdrawals from the contract may be subject to income tax and a 10% penalty tax. Withdrawals are permitted from contracts issued in connection with
Section 403(b) qualified plans only under limited circumstances. (See "FEDERAL TAX MATTERS")

DEATH BENEFIT BEFORE MATURITY DATE

       In General. The following discussion applies principally to contracts that are not issued in connection with qualified plans, i.e., a "non-qualified contract." The requirements of the tax law applicable to qualified plans, and the tax treatment of amounts held and distributed under such plans, are quite complex. Accordingly, a prospective purchaser of the contract to be used in connection with a qualified plan should seek competent legal and tax advice regarding the suitability of the contract for the situation involved and the requirements governing the distribution of benefits, including death benefits, from a contract used in the plan.

       Determination of Death Benefit. The determination of the death benefit will be made on the date written notice and proof of death, as well as all required claims forms, are received at the Company's Annuity Service Office. No person is entitled to the death benefit until this time.

       Amount and Payment of Death Benefit. The Company will pay a death benefit equal to the contract value to the beneficiary if any contract owner dies before the maturity date. If there is a surviving contract owner, that contract owner will be deemed to be the beneficiary. No death benefit is payable on the death of any annuitant, except that if any contract owner is not a natural person, the death of any annuitant will be treated as the death of an owner. On the death of the last surviving annuitant, the contract owner, if a natural person, will become the annuitant unless the contract owner designates another person as the annuitant.

       The death benefit may be taken in the form of a lump sum immediately. If not taken immediately, the contract will continue subject to the following: (1) The beneficiary will become the contract owner. (2) No additional purchase payments may be made. (3) If the beneficiary is not the deceased owner's spouse, distribution of the contract owner's entire interest in the contract must be made within five years of the owner's death, or alternatively, distribution may be made as an annuity, under one of the annuity options described below, which begins within one year of the owner's death and is payable over the life of the beneficiary or over a period not extending beyond the life expectancy of the beneficiary. If the beneficiary dies before distributions described in "(3)" above are completed, the entire remaining contract value must be distributed in a lump sum immediately. (4) If the owner's spouse is the beneficiary, the spouse continues the contract as the new owner. In such a case, the distribution rules described in "(3)" applicable when a contract owner dies will apply when the spouse, as the owner, dies.

       If any annuitant is changed and any contract owner is not a natural person, the entire interest in the contract must be distributed to the contract owner within five years.

       Death benefits will be paid within seven days of the date the amount of the death benefit is determined, as described above, subject to postponement under the same circumstances that payment of withdrawals may be postponed. (See "WITHDRAWALS")

ANNUITY PROVISIONS

GENERAL

       The proceeds of the contract payable on death, withdrawal or the contract maturity date may be applied to the annuity options described below, subject to the distribution of death benefit provisions. (See "DEATH BENEFIT BEFORE MATURITY DATE")

       Generally, annuity benefits under the contract will begin on the maturity date. The maturity date is the date specified on the contract specifications page, unless changed. If no date is specified, the maturity date is the maximum maturity date described below. The maximum maturity date is the first day of the month following the later of the 85th birthday of the annuitant or the tenth contract anniversary. The contract owner may specify a different maturity date at any time by written request at least one month before both the previously specified and the new maturity date. The new maturity date may not be later than the maximum maturity date unless the Company consents. Maturity dates which occur at advanced ages, e.g., past age 85, may in some circumstances have adverse income tax consequences. (See "FEDERAL TAX MATTERS") Distributions from qualified contracts may be required before the maturity date.

       The contract owner may select the frequency of annuity payments. However, if the contract value at the maturity date is such that a monthly payment would be less than $20, the Company may pay the higher of contract value and any annual administration fee or the amount available upon total withdrawal in one lump sum to the annuitant on the maturity date.

ANNUITY OPTIONS

       Annuity benefits are available under the contract on a fixed basis. Upon purchase of the contract, and on or before the maturity date, the contract owner may select one or more of the annuity options described below or choose an alternate form of settlement acceptable to the Company. If an annuity option is not selected, the Company will provide as a default option annuity payments to be made for a period certain of 10 years and continuing thereafter during the lifetime of the annuitant. Treasury Department regulations may preclude the availability of certain annuity options in connection with certain qualified contracts.

       The following annuity options are guaranteed in the contract.

       Option 1(a): Non-Refund Life Annuity - An annuity with payments during the lifetime of the annuitant. No payments are due after the death of the annuitant. Since there is no guarantee that any minimum number of payments will be made, an annuitant may receive only one payment if the annuitant dies prior to the date the second payment is due.

       Option 1(b): Life Annuity with Payments Guaranteed for 10 Years - An annuity with payments guaranteed for 10 years and continuing thereafter during the lifetime of the annuitant. Since payments are guaranteed for 10 years, annuity payments will be made to the end of such period if the annuitant dies prior to the end of the tenth year.

       Option 2(a): Joint & Survivor Non-Refund Life Annuity - An annuity with payments during the lifetimes of the annuitant and a designated co-annuitant. No payments are due after the death of the last survivor of the annuitant and co-annuitant. Since there is no guarantee that any minimum number of payments will be made, an annuitant or co-annuitant may receive only one payment if the annuitant and co-annuitant die prior to the date the second payment is due.

       Option 2(b): Joint & Survivor Life Annuity with Payments Guaranteed for 10 Years - An annuity with payments guaranteed for 10 years and continuing thereafter during the lifetimes of the annuitant and a designated co-annuitant. Since payments are guaranteed for 10 years, annuity payments will be made to the end of such period if both the annuitant and the co-annuitant die prior to the end of the tenth year.

       In addition to the foregoing annuity options which the Company is contractually obligated to offer at all times, the Company currently offers the following annuity options. The Company may cease offering the following annuity options at any time and may offer other annuity options in the future.

       Option 3: Life annuity with Payments Guaranteed for 5, 15 or 20 Years - An Annuity with payments guaranteed for 5, 15 or 20 years and continuing thereafter during the lifetime of the annuitant. Since payments are guaranteed for the specific number of years, annuity payments will be made to the end of the last year of the 5, 15 or 20 year period.

       Option 4: Joint & Two-Thirds Survivor Non-Refund Life Annuity - An annuity with full payments during the joint lifetime of the annuitant and a designated co-annuitant and two-thirds payments during the lifetime of the survivor. Since there is no guarantee that any minimum number of payments will be made, an annuitant or co-annuitant may receive only one payment if the annuitant and co-annuitant die prior to the date the second payment is due.

       Option 5: Period Certain Only Annuity for 5, 10, 15 or 20 years - An annuity with payments for a 5, 10, 15 or 20 year period and no payments thereafter.

DEATH BENEFIT ON OR AFTER MATURITY DATE

       If annuity payments have been selected based on an annuity option providing for payments for a guaranteed period, and the annuitant dies on or after the maturity date, the Company will make the remaining guaranteed payments to the beneficiary. Any remaining payments will be made as rapidly as under the method of distribution being used as of the date of the annuitant's death. If no beneficiary is living, the Company will commute any unpaid guaranteed payments to a single sum (on the basis of the interest rate used in determining the payments) and pay that single sum to the estate of the last to die of the annuitant and the beneficiary.

OTHER CONTRACT PROVISIONS

TEN DAY RIGHT TO REVIEW

       The contract owner may cancel the contract by returning it to the Service Office or agent at any time within 10 days after receipt of the contract. Within 7 days of receipt of the contract by the Company, the Company will refund the payment made for the contract.

       No withdrawal charge is imposed upon return of the contract within the ten day right to review period. The ten day right to review may vary in certain states in order to comply with the requirements of insurance laws and regulations in such states. When the contract is issued as an individual retirement annuity under Internal Revenue Code section 408, during the first 7 days of the 10 day period, the Company will return the contract value if this is greater than the amount otherwise payable.

OWNERSHIP

       In the case of an individual annuity contract, the contract owner is the person entitled to exercise all rights under the contract. Prior to the maturity date, the contract owner is the person designated in the contract specifications page or as subsequently named. On and after the maturity date, the annuitant is the contract owner. If amounts become payable to any beneficiary under the contract, the beneficiary is the contract owner.

       In the case of non-qualified contracts, ownership of the contract may be changed or the contract may be collaterally assigned at any time prior to the maturity date, subject to the rights of any irrevocable beneficiary. Assigning a contract, or changing the ownership of a contract, may be treated as a distribution of the contract value for Federal tax purposes. (See "FEDERAL TAX MATTERS")

       Any change of ownership or assignment must be made in writing. Any change must be approved by the Company. Any assignment and any change, if approved, will be effective as of the date the Company receives the request at its Annuity Service Office. The Company assumes no liability for any payments made or actions taken before a change is approved or an assignment is accepted or responsibility for the validity or sufficiency of any assignment. An absolute assignment will revoke the interest of any revocable beneficiary.

       In the case of qualified contracts, ownership of the contract generally may not be transferred except by the trustee of an exempt employees' trust which is part of a retirement plan qualified under Section 401 of the Internal Revenue Code or as otherwise permitted by applicable IRS regulations. Subject to the foregoing, a qualified contract may not be sold, assigned, transferred, discounted or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose to any person other than the Company.

BENEFICIARY

       The beneficiary is the person, persons or entity designated in the contract specifications page or as subsequently named. However, if there is a surviving contract owner, that person will be treated as the beneficiary. The beneficiary may be changed subject to the rights of any irrevocable beneficiary. Any change must be made in writing, approved by the Company and if approved, will be effective as of the date on which written. The Company assumes no liability for any payments made or actions taken before the change is approved. If no beneficiary is living, the contingent beneficiary will be the beneficiary. The interest of any beneficiary is subject to that of any assignee. If no beneficiary or contingent beneficiary is living, the beneficiary is the estate of the deceased contract owner. In the case of certain qualified contracts, regulations promulgated by the Treasury Department prescribe certain limitations on the designation of a beneficiary.

ANNUITANT

       The annuitant is any natural person or persons whose life is used to determine the duration of annuity payments involving life contingencies. If the contract owner names more than one person as an "annuitant," the second person named shall be referred to as "co-annuitant." The annuitant is as designated on the contract specifications page or in the application, unless changed.

       On the death of the annuitant, the co-annuitant, if living, becomes the annuitant. If there is no living co-annuitant, the owner becomes the annuitant. In the case of certain qualified contracts, there are limitations on the ability to designate and change the annuitant and the co-annuitant.

MODIFICATION

       The Company will not change or modify the contract without the owner's consent except to the extent necessary to conform to any applicable law or regulation or any ruling issued by a government agency. The provisions of the contract shall be interpreted so as to comply with the requirements of Section 72(s) of the Code.

COMPANY APPROVAL

       The Company reserves the right to accept or reject a contract application at its sole discretion.

MARKET VALUE ADJUSTMENT

       Any amount withdrawn, transferred or annuitized prior to the end of either the initial guarantee period or a renewal guarantee period will be adjusted by the market value adjustment factor described below.

      The market value adjustment factor is determined by the following formula: ((1+i)/(1+j))(n/12 exponent) where:

       i - The initial guaranteed interest rate or renewal guaranteed interest rate currently being earned on the contract.

       j - The guaranteed interest rate available, on the date the request is processed by the Company, for a guarantee period with the same length as the period remaining in the initial guarantee period or renewal guarantee period. If the guarantee period of this length is not available, the guarantee period with the next highest duration which is maintained by the Company will be chosen.

       n - The number of complete months remaining to the end of the initial guarantee period or renewal guarantee period.

       There will be no market value adjustment in the following situations: (a) death of the contract owner; (b) amounts withdrawn within one month prior to the end of the guarantee period; and (c) amounts withdrawn in any contract year that do not exceed (i) 10% of total purchase payments less (ii) any prior partial withdrawals in that year.

       The market value adjustment reflects the relationship between the initial guaranteed interest rate or the renewal guaranteed interest rate applicable to the contract and the then current available guaranteed interest rate. Generally, if the initial guaranteed interest rate or the renewal guaranteed interest rate is lower than the then current available guaranteed interest rate, then the effect of the market value adjustment will be to reduce the amount withdrawn, transferred or annuitized. Similarly, if the initial guaranteed interest rate or the renewal guaranteed interest rate is higher than the then current available guaranteed interest rate, then the effect of the market value adjustment will be to increase the amount withdrawn, transferred or annuitized. The greater the difference in these interest rates the greater the effect of the market value adjustment.

       The market value adjustment is also affected by the amount of time remaining in the guarantee period. Generally, the longer the time remaining in the guarantee period, the greater the effect of the market value adjustment on the amount withdrawn, transferred or annuitized. This is because the longer the time remaining in the guarantee period, the higher the compounding factor `n' in the market value adjustment factor.

       The cumulative effect of the market value adjustment and withdrawal charges could result in a contract owner receiving total withdrawal proceeds of less than the contract owner's investment in the contract.

       BECAUSE OF THE MARKET VALUE ADJUSTMENT PROVISION OF THE CONTRACT, THE CONTRACT OWNER BEARS THE INVESTMENT RISK THAT THE CURRENT AVAILABLE GUARANTEED INTEREST RATE OFFERED BY THE COMPANY AT THE TIME OF WITHDRAWAL, TRANSFER OR ANNUITIZATION MAY BE HIGHER THAN THE INITIAL OR RENEWAL GUARANTEE INTEREST RATE APPLICABLE TO THE CONTRACT WITH THE RESULT THAT THE AMOUNT THE CONTRACT OWNER RECEIVES UPON A WITHDRAWAL, TRANSFER OR ANNUITIZATION MAY BE SUBSTANTIALLY REDUCED.

       For more information on the market value adjustment, including examples of its calculation, see Appendix B.

CHARGES AND DEDUCTIONS

WITHDRAWAL CHARGE

       If a withdrawal is made from the contract before the maturity date, a withdrawal charge (contingent deferred sales charge) may be assessed against amounts withdrawn during the first seven contract years. There is never a withdrawal charge after seven complete contract years and on certain amounts withdrawn during the first seven contract years as described below. The amount of the withdrawal charge and when it is assessed is discussed below:

       1. In any contract year, the amount available without the imposition of a withdrawal charge for that year is the excess of (i) over (ii), where (i) is 10% of the purchase payment and (ii) is all prior partial withdrawals in that contract year.

       2. If a withdrawal is made at the end of the initial guarantee period, no withdrawal charge will be applied provided such withdrawal occurs on or after the end of the third contract year. If a withdrawal is made at the end of any other guarantee period, no withdrawal charge will be applied provided such withdrawal occurs on or after the end of the fifth contract year. A request for withdrawal at the end of a guarantee period must be received in writing during the 30 days period preceding the end of that guarantee period.

       3. The amount of the withdrawal charge is calculated by multiplying the gross withdrawal value, less any administration fee and the amount available without the imposition of a withdrawal charge by the applicable withdrawal charge percentage obtained from the table below.


                     NUMBER OF COMPLETED        WITHDRAWAL CHARGE
                       CONTRACT YEARS              PERCENTAGE
                     --------------------------------------------
                             0                        7%
                             1                        6%
                             2                        5%
                             3                        4%
                             4                        3%
                             5                        2%
                             6                        1%
                             7+                       0%

       4. There is generally no withdrawal charge on distributions made as a result of the death of the contract owner or, if applicable, the annuitant, (see "Death Benefit Before Maturity Date - Amount and Payment of Death Benefit").

       The amount collected from the withdrawal charge will be used to reimburse the Company for the compensation paid to cover selling concessions to broker-dealers, preparation of sales literature and other expenses related to sales activity.

       For examples of calculation of the withdrawal charge, see Appendix A. Withdrawals may be subject to a market value adjustment in addition to the withdrawal charge described above. (See "MARKET VALUE ADJUSTMENT")

REDUCTION OR ELIMINATION OF WITHDRAWAL CHARGES

       The amount of the withdrawal charge on a contract or the period to which it applies may from time to time be reduced or eliminated for sales of the contracts to certain individuals or groups of individuals in such a manner that results in savings of sales expenses. The Company will consider such factors as
(i) the size and type of group, (ii) the amount of the single premium and/or
(iii) other transactions where sales expenses are reduced, when considering whether to reduce or eliminate the sales charge or the period to which it applies.

TAXES

       The Company reserves the right to charge, or provide for, certain taxes against purchase payments, contract values, death benefits or annuity payments. Such taxes may include premium taxes or other taxes levied by any government entity which the Company determines to have resulted from the (i) establishment or maintenance of the Fixed Account, (ii) receipt by the Company of purchase payments, (iii) issuance of the contracts, (iv) commencement or continuance of annuity payments under the contracts or (v) death of the owner or annuitant. In addition, the Company will withhold taxes to the extent required by applicable law.

       Premium taxes will be deducted from the contract value used to provide for annuity payments unless required otherwise by applicable law. The amount deducted will depend on the premium tax assessed in the applicable state. State premium taxes currently range from 0% to 3.5% depending on the jurisdiction and the tax status of the contract and are subject to change by the legislature or other authority. (See "APPENDIX B: STATE PREMIUM TAXES")

ADMINISTRATION FEE

       To compensate the Company for assuming certain administrative expenses, the Company reserves the right to charge an annual administration fee. Prior to the maturity date, the administration fee is deducted on the last day of each contract year. If the contract is surrendered for its contract value on any date other than the last day of any contract year, the Company will deduct the full amount of the administration fee from the amount paid. Currently, no fee is being assessed.

                   FIRST NORTH AMERICAN LIFE ASSURANCE COMPANY

DESCRIPTION OF BUSINESS

       Organization and History
       ------------------------

       First North American Life Assurance Company (the "Company") is a stock life insurance company organized under the laws of New York in 1992. The Company's principal office is located at International Corporate Center, 555 Theodore Fremd Avenue, Rye, New York 10580. The Company is a wholly-owned subsidiary of North American Security Life Insurance Company, ("Security Life" or "Parent"). Security Life is a stock life insurance company organized under the laws of Delaware in 1979 with its principal office located at 116 Huntington Avenue, Boston, Massachusetts 02116.

       The ultimate parent of the Company is The Manufacturers Life Insurance Company ("Manulife"), a Canadian mutual life insurance company based in Toronto, Canada. Prior to January 1, 1996, Security Life was a wholly owned subsidiary of North American Life Assurance Company ("NAL"), a Canadian mutual life insurance company. On January 1, 1996 NAL and Manulife merged with the combined company retaining the Manulife name.

       Effective January 1, 1996, immediately following the merger of NAL and Manulife, Security Life experienced a corporate restructuring which resulted in the formation of a newly organized holding corporation, NAWL Holding Company, Inc. ("NAWL"). NAWL holds all of the outstanding shares of Security Life and Wood Logan Associates, Inc. ("WLA"). Manulife owns all class A shares of NAWL, representing 85% of the voting shares of NAWL. Certain employees of WLA own all class B shares, which represent the remaining 15% voting interest in NAWL.

       NASL Financial Services, Inc. ("NASL Financial"), a wholly-owned subsidiary of the Security Life, acts as principal underwriter to the contracts issued by the Company. NASL Financial has entered into a promotional agent agreement with WLA to act as the non-exclusive agent for the promotion of the Company's insurance contract sales. (See "Distributor" below).

      Product Lines
      -------------

       The Company issues fixed and variable annuity contracts in the State of New York. Premiums received during 1996 totaled $116.7 million, all of which was obtained through the sale of a combination fixed and variable annuity contract. Amounts invested in the fixed portion of the Company's insurance contracts are allocated to the General Account of the Company or in the case of the contract described in this prospectus, to a non-unitized separate account of the Company. Amounts invested in the variable portion of the contracts are allocated to the FNAL Variable Account, a separate account of the Company. The separate account assets (other than the separate account described in this prospectus) are invested in shares of NASL Series Trust, a no-load, open end management investment company organized as a Massachusetts business trust.

      Property and Office Location
      ----------------------------

       The Company's offices are located at International Corporate Center, 555 Theodore Fremd Avenue, Rye, New York 10580 where the Company leases office space. The Company owns no real property which is used for business purposes.

MANAGEMENT DISCUSSION & ANALYSIS

       Overview
       --------

The Company issues fixed and variable annuity contracts. Amounts invested in variable contracts are allocated to a separate account of the Company. The assets of the separate account are invested in shares of the NASL Series Trust, a no-load, open-end management investment company organized as a Massachusetts business trust. All sales and marketing support for the annuity business is provided by Wood Logan Associates, Inc. Annuity products are primarily sold through major wirehouses, regional broker dealers, financial planners and banks.

The Company's primary sources of earnings are separate account fees earned on variable contractholders' account balances. Hence, a key factor in the Company's profitability is sustained growth in the underlying assets through market performance coupled with the ability to acquire and retain annuity deposits. Yet, although strong sales position the Company for future growth in surplus, initially under statutory accounting there is a loss from operations due to the expensing of acquisition costs (principally commission costs) in excess of the expense allowances provided in the reserve basis. Whenever a company experiences rapid growth relative to the total business in force, as the Company has since its inception in 1992, the first year losses on new business will generally exceed the profits generated on the in force business. This result is due to the conservative nature of statutory accounting. Eventually, as the profits on the in force block of business become greater than the cost of writing new business, profits will emerge.

      Basis of Presentation
      ---------------------

The accompanying financial statements have been prepared in conformity with accounting practices prescribed or permitted by the New York State Insurance Department, which practices differ from generally accepted accounting principles
(GAAP). The 1996 financial statements, presented for comparative purposes, were prepared on the basis of statutory accounting practices which until December 31, 1995, were considered by the insurance industry to be in accordance with GAAP for mutual life insurance companies and their wholly-owned subsidiaries. Pursuant to FASB Interpretation 40, Applicability of Generally Accepted Accounting Principles to Mutual Life Insurance and Other Enterprises (FIN 40), as amended, which is effective for 1996 annual financial statements, financial statements prepared on the basis of statutory accounting practices can no longer be described as prepared in conformity with GAAP. A description of the accounting policies can be found in Note 1 to the December 31, 1996 audited financial statements.

      Results of Operations
      ---------------------

                     June 30, 1997 Compared to June 30, 1996
                     ---------------------------------------

                             [be filed by amendment}



                              1996 Compared to 1995
                              ---------------------

The Company incurred a net gain from operations of $231 thousand in 1996 versus a loss of $579 thousand in 1995.

The Company experienced its first profitable year since inception, in 1992, which can be attributable to the growth in annuity deposits during a period of favorable investment market performance.

Annuity deposits increased from $89.1 million in 1995 to $116.7 million in 1996, a 31.0% increase. This increase was primarily the result of strong marketing efforts supported by favorable investment performance within the NASL Series Trust, the underlying mutual fund for the annuity product.

Annuity benefits increased from $13.5 million to $16.8 million in 1995 and 1996, respectively which was expected given the higher and more mature business in force. Both the growth in annuity deposits and benefits are offset by the change in separate account liabilities and general benefit reserves of $95.5 million in 1996 and 74.2 million in 1995. With the growth in separate account assets, due to net deposits and investment performance the Company recognized an increase in mortality and expense fees of approximately $1.7 million in 1996 versus 1995.

Continuation of the strong investment performance within the NASL Series Trust throughout 1996 resulted in an increase in potential surrender charges available therefore reducing statutory reserves under the Commissioner Annuity Reserve Valuation Method.

The loss of $579 thousand recognized in 1995 did reflect the establishment of additional reserves of $1.2 million required by the NAIC under Guideline GGG. This regulation clarified how the Commissioner's Annuity Reserve Valuation Method ("CARVM") is to be applied with the result that reserves must be sufficient to protect the Company against the worst possible combination of events as part of its reserve adequacy testing.

Commission costs increased from $3.1 million to $4.1 million in 1995 and 1996, respectively directly due to the increase in annuity deposits. Other expenses, including general expenses and agency allowance increased from $3.6 million to $4.8 million in 1995 and 1996, respectively as a result of the increase in annuity deposits and added personnel and technology related costs to support the larger in force block of annuity business.

Additionally, the Company benefited from the added investment income on the $13.3 million of additional paid in capital provided by the Parent during 1996. Offsetting the positive income variance from 1995 was an increase in federal income taxes of $511.2 million.


                              1995 Compared to 1994
                              ---------------------

The Company incurred a net loss from operations of $579 thousand in 1995 versus a net loss of $867 thousand in 1994.

Annuity deposits decreased from $107.9 million in 1994 to $89.1 million in 1995. The reduction in annuity deposits was primarily the result of below market investment results within the NASL Series Trust and investor concern over the downgrade in the A.M. Best rating of our previous parent company. Annuity benefits increased from $5.6 million to $13.5 million in 1994 and 1995, respectively which was attributed to the same concerns causing the reduction in new business along with the maturing of the inforce business. The change in both annuity deposits and benefits is offset by the change in separate account and general account liabilities of $74.2 million and $96.6 million in 1995 and 1994, respectively. Investment performance within the NASL Series Trust increased significantly in 1995 versus 1994 resulting in an increase in potential surrender charges available therefore reducing statutory reserves under the Commissioner Annuity Reserve Valuation Method. This reserve decrease positively affected earnings in 1995.

The loss of $579 thousand recognized in 1995 did reflect the establishment of additional reserves of $1.2 million required by the NAIC under Guideline GGG. This regulation clarified how the Commissioner's Annuity Reserve Valuation Method ("CARVM") is to be applied with the result that reserves must be sufficient to protect the Company against the worst possible combination of events as part of its reserve adequacy testing.

Commission costs decreased from $3.8 million to $3.1 million in 1994 and 1995, respectively due to the decrease in annuity deposits partially offset by additonal promotional costs in offering the one year fixed annuity option. Other expenses, including general expenses and agency allowance decreased from $3.8 million to $3.6 million in 1994 and 1995, respectively as a result of the decrease in annuity deposits and partially offset by added personnel and technology related costs to support the larger in force block of annuity business.



      Financial Position
      ------------------

      Assets and Liabilities


                   June 30, 1997 Compared to December 31, 1996
                   -------------------------------------------

                           [To be Filed by Amendment]



                 December 31, 1996 Compared to December 31, 1995
                 -----------------------------------------------

At December 31, 1996 total assets were $453.3 million, an increase of $151.3 million or 50.1% from 1995. Total liabilities at December 31, 1996 were $431.1 million an increase of $137.9 million over 1995. Separate account assets and liabilities represented the majority of the change in financial position as the separate account assets and liabilities increased by $144.5 million from 1995 directly due to the increase in annuity deposits and positive investment performance.

      Capital and Surplus


                   June 30, 1997 Compared to December 31, 1996
                   -------------------------------------------

                           [To be Filed by Amendment]

                 December 31, 1996 Compared to December 31, 1995
                 -----------------------------------------------

Total capital and surplus at December 31, 1996 was $22.3 million, an increase of $13.4 million from December 31, 1995. The primary reason for the change in surplus was due to the additional paid in capital of $13.3 million provided by the Parent, as requested by the New York State Insurance Department. Other surplus adjustments, including the net gain from operations netted to a positive surplus affect of $.1 million.

      Liquidity and Capital Resources
      -------------------------------

The growth of the variable annuity market, particularly the substantial increase in the Company's sales relative to its inforce business, has resulted in the Company utilizing cash to finance the acquisition cost of writing new business. This is driven by the fact that the Company must invest 100% of the variable option premiums in the separate account while paying commissions on that block of business. The New York Insurance Department requires the Company to obtain sufficient capital currently, to fund future projected operating results. As a result, the Company currently has sufficient capital to finance its current growth, hence has not required additional debt financing.

As a result of the merger with Manulife, the Company became party to a restructured lending facility that will provide sufficient cash flow needs, if so required, at more favorable interest rate margins.

Aside from the financing needs for funding acquisition costs, the Company's cash flows are adequate to meet the general obligations on all annuity contracts.

       Reserves
       --------

       In accordance with insurance laws and regulations under which the Company operates and statutory accounting principles, the Company is obligated to carry on its books, as liabilities, actuarially determined reserves to meet its obligations on its outstanding contracts. Reserves are based on published mortality tables and prescribed interest rates per the State of New York and are computed to equal amounts that, with additions from premiums to be received and with interest on such reserves computed annually at certain assumed rates, will be sufficient to meet the Company's contract obligations at their maturities or in the event of the insured's death. In the financial statements included in this Prospectus, these reserves are determined in accordance with statutory accounting principles.

       For further information on the Company's reserves, see note 5 to the Company's financial statements in this Prospectus.

       Investments
       -----------

       The Company's assets must be invested in accordance with requirements of applicable state law and regulations regarding the nature and quality of investments that may be made by insurance companies and the percentage of its assets that may be held in certain types of investments. In general, these laws permit investments, within specified limits and subject to certain qualifications, in federal, state, and municipal obligations, corporate bonds, preferred and common stocks, real estate mortgages, real estate and certain other investments.

       Competition
       -----------

       The Company is engaged in a business that is highly competitive because of the large number of stock and mutual life insurance companies and other entities marketing annuity products. There are approximately 2,100 stock, mutual and other types of insurers in the life insurance business in the United States, a significant number of which are substantially larger than the Company. As of December 31, 1996, the Company had nine employees.[CONFIRM]

       Government Regulation
       ---------------------

       The Company is subject to the laws of the state of New York governing insurance companies and to the regulation of the New York Insurance Department. Regulation by an insurance department includes periodic examination to determine the Company's contract liabilities and reserves so that the insurance department may verify that these items are correct. Regulation by supervisory agencies includes licensing to transact business, overseeing trade practices, licensing agents, approving policy forms, establishing reserve requirements, fixing maximum interest rates on life insurance policy loans and minimum rates for accumulation of surrender values, prescribing the form and content of required financial statements and regulation of the type and amounts of investments permitted. The Company's books and accounts are subject to review by the insurance department and other supervisory agencies at all times, and the Company files annual statements with these agencies. A full examination of the Company's operations is conducted periodically by the New York insurance department.

       Under insurance guaranty fund laws in most states, insurers doing business therein can be assessed (up to prescribed limits) for policyholder losses incurred by insolvent companies. The amount of any future assessments on the Company under these laws cannot be reasonably estimated. Most of these laws do provide, however, that an assessment may be excused or deferred if it would threaten an insurer's own financial strength.

       Although the federal government generally does not directly regulate the business of insurance, federal initiatives often have an impact on the business in a variety of ways. Federal legislation that removed barriers preventing banks from engaging in the insurance business or that changed the Federal income tax treatment of insurance companies, insurance company products, or employee benefit plans could significantly affect the insurance business.


=================================================================================================
SELECTED FINANCIAL DATA
As for the year ended December 31,         1996        1995         1994        1993        1992
-------------------------------------------------------------------------------------------------
INCOME STATEMENT DATA:
  Annuity considerations and deposits   $116,736   $  89,142    $ 107,925    $ 81,730    $  2,792
  Annuity benefits                        16,794      13,493        5,577         607          --
  Change in reserve and Separate
    Account liability                     95,482      74,226       71,087      76,655       2,635
  General expenses                         4,843       3,554        3,827         877         479
  Net income(loss)                           231        (579)        (867)       (889)       (252)

BALANCE SHEET DATA:
  Separate account assets                361,310     216,808      147,614      80,329       2,739
  Total assets                           453,333     301,997      187,010      93,774      10,340
  Total capital and surplus               22,265       8,822        8,104       9,127       7,072

OFFICERS AND DIRECTORS OF THE COMPANY

       The following table presents certain information regarding the Directors and executive officers of the Company including their age and principal occupations, which, unless specific dates are shown, are of more than five years duration.


NAME                     POSITION WITH THE COMPANY  PRINCIPAL OCCUPATION


Bruce Avedon             Director*                  Consultant (self-employed).

Age:68

Kenneth H. Conrad        Director*                  (To be completed.)

Age:44

John D. DesPrez III      Director*                  Vice President, U.S.
                                                    Annuities, Manulife,
Age: 40                                             September 1996 to present;
                                                    Director and President,
                                                    Security Life, September
                                                    1996 to present; Vice
                                                    President, Mutual Funds,
                                                    Manulife, January 1995 to
                                                    September 1996; President
                                                    and Chief Executive Officer,
                                                    North American Funds, March
                                                    1993 to September 1996; Vice
                                                    President and General
                                                    Counsel, Security Life,
                                                    January 1991 to June 1994.


Stephanie Elliman        Vice President and Chief   (To be completed.)
                         Administration Officer
Age:

Ruth Ann Flemming        Director*                  (To be completed.)

Age:39

Bruce Gordon             Director*                  Vice President, Pensions,

Age:53                                              Manulife.

Richard C. Hirtle        Director*, Vice            Vice President, Chief
                         President and Treasurer    Financial Officer,
Age: 41                                             Annuities, Manulife, January
                                                    1996 to present; Vice
                                                    President, Treasurer, Chief
                                                    Financial Officer, Security
                                                    Life.

Peter S. Hutchison       Director*                  Senior Vice President,
                                                    Corporate Taxation,
Age:48                                              Manulife, January 1996 to
                                                    present; Executive Vice
                                                    President and Chief
                                                    Financial Officer, NAL,
                                                    September 1994 to December
                                                    31, 1995; Senior Vice
                                                    President and Chief Actuary,
                                                    NAL, April 1992 to August
                                                    1994; Vice President and
                                                    Chief Actuary, NAL,
                                                    September 1990 to March
                                                    1992.

Tracy A. Kane            Secretary and Counsel      (To be completed.)

Age:

Neil M. Merkl, Esq.      Director*                  Attorney (self-employed),
                                                    April 1994 to present;
Age:66                                              Partner, Wilson Elser, Etc.,
                                                    1979 to 1994.

Robert C. Perez, Ph.D.   Director*                  Associate Professor, Iona
                                                    College, Hagen Business
Age:70                                              School.



NAME                     POSITION WITH THE COMPANY  PRINCIPAL OCCUPATION
John Richardson          Director and Chairman of   Senior Vice President and
                         the Board of Directors*    General Manager, U.S.
Age:59                                              Operations, Manulife,
                                                    January 1995 to present;
                                                    Senior Vice President and
                                                    General Manager, Canadian
                                                    Operations, Manulife, June
                                                    1992 to January 1995; Senior
                                                    Vice President, Financial
                                                    Services, Manulife, prior to
                                                    June 1992.

James K. Robinson        Director*                  Attorney, Assistant
                                                    Secretary, Eastman Kodak
Age:70                                              Company.

Joseph Scott             Director* and President    President, North American
                                                    Funds, September 1996 to
Age:48                                              present; Vice President,
                                                    Business Development and
                                                    Marketing, North American
                                                    Funds, January 1996 to
                                                    September 1996; Vice
                                                    President, Annuities,
                                                    Manulife, January 1995 to
                                                    December 1995; Vice
                                                    President, Distribution,
                                                    Manulife, January 1991 to
                                                    December 1994.

John G. Vrysen           Director*, Vice            Vice President and Chief
                         President and Chief        Financial Officer, U.S.
Age: 41                         Actuary             Operations, Manulife,
                                                    January 1996 to present;
                                                    Vice President and Chief
                                                    Actuary, Security Life.

H. Douglas Wood          Director*                  President, Wood Logan
                                                    Associates, Inc.
Age:65


*Each Director is elected to serve until the next annual meeting of shareholders or until his or her successor is elected and qualified.

EXECUTIVE COMPENSATION

      The Company's executive officers may also serve as officers of one or more of the Company's affiliates including Security Life and Manulife and its affiliates. Allocations have been made as to such officers' time devoted to duties as executive officers of the Company. The following table shows the allocated compensation paid or awarded to or earned by the Company's Chief Executive Officer for services provided to the Company. No other executive officer had allocated cash compensation in excess of $100,000. [CONFIRM]

                           Summary Compensation Table
                           --------------------------

--------------------------------------------------------------------------------
Name and       Year     Salary       Bonus      Other Annual      All Other
--------       ----     ------       -----      ------------      ---------
Principal                                       Compensation      Compensation
---------                                       ------------      ------------
Position                                        (1)               (2)
--------                                        ---               ---
--------------------------------------------------------------------------------

Joseph Scott,  1996     $            $          $                 $
Director and
President
               1996     $            $          $                 $


(1) Other Annual Compensation includes car allowance, car expense reimbursement and group term life insurance premiums.

(2) Other Compensation includes Company paid 401(k) plan and pension contributions.

      No executive officer participates in the formulation of his or her compensation. The compensation of executive officers is determined by the individual to whom the officer reports and is approved by Manulife.

      In addition to cash compensation, all officers are entitled to a standard benefit package including medical, dental, pension, basic and dependent life insurance, defined contribution plan and long- and short-term disability coverage. There are no other benefit packages which currently enhance overall compensation by more than 10%.[CONFIRM]

      Executive officers participate in certain plans sponsored by the Company. A short-term incentive plan is in place for all employees of the Company at the executive level and above. Pay-outs under the short-term incentive plan are based on a percentage of salary and the employee's level in the organization.

      All employees at the Assistant Vice President level or above are eligible for the Manulife Annual Incentive Plan. Under this plan, a reward target is established for each organizational level of Manulife, expressed as a percentage of the employee's base salary as of December 31st of the plan year. Incentive payments are based on Manulife earnings and organizational level objectives as well as individual achievement.

      All employees at the Vice President level and above are eligible to participate in the Manulife Long Term Incentive Plan. The Manulife Long Term Incentive Plan is an appreciation rights plan. Participation in this plan is generally granted to officers of Manulife who are recommended for participation in the plan by the Chief Executive Officer of Manulife and the Management Resource Compensation Committee of Manulife. Grants under the plan are calculated based on the officer's position at Manulife as well as certain other factors and are split evenly into two categories, cash appreciation rights and retirement appreciation rights. Grants appreciate proportionally to the statutory surplus of Manulife. Cash appreciation rights may be exercised on or after the fourth anniversary of the grant whereas retirement appreciation rights may only be exercised upon retirement.

      Prior to December 31, 1995, NAL maintained a defined benefit pension plan for all U.S. employees which vests at five years of service. This plan has been continued by Manulife. Benefit pay-out is a function of years of service and average earnings during the employee's last five years of service. Under the Internal Revenue Code of 1986, as amended (the "Code"), the annual Pension Credit is currently earned at a maximum salary of $150,000. Normal retirement age is 65. Pay-out is an annuity based with either a single life with a 10 year guarantee or joint life and 50% survivor. The normal retirement benefit is a monthly pension benefit in an amount equal to the Employer Pension Credit plus the Participant Pension Credit (The plan has been non-contributory since January 1, 1990). The Employer Pension Credit is determined as follows:

      The Employer Pension Credit is generally equal to the average of the pension Units A during the employee's last five years of employment, multiplied by the years of benefit service earned after December 31, 1966 (not to exceed 35 years). For each year in the average period, the Pension Units A is equal to 1.1% of compensation plus 0.4% of compensation in excess of the Social Security Taxable Wage Base. Pension Units A prior to January 1, 1981 are calculated using only compensation less than or equal to $75,000.

      Combined pension benefits at age 65 under these arrangements are as follows:

                                Years of Service
----------------------------------------------------------------------
Remuneration*     15          20          25          30          35
----------------------------------------------------------------------
  $125,000     $21,881     $29,175     $36,468     $43,762     $51,056
   150,000      26,995      35,994      44,992      53,990      62,989
   175,000      30,239      40,318      50,398      60,478      70,557
   200,000      30,510      40,680      50,850      61,020      71,190
   225,000      30,510      40,680      50,850      61,020      71,190
   250,000      30,510      40,680      50,850      61,020      71,190
   300,000      30,510      40,680      50,850      61,020      71,190
   400,000      30,510      40,680      50,850      61,020      71,190


*Remuneration table is based on a 100% time allocation to the Company.

      John D. DesPrez and [include all vested employees] have 6 years [and X years] of vested service, respectively.

      Effective January 1, 1996, employees of the Company with earnings exceeding federally mandated limits and eligible for the Manulife or NAL U.S. defined benefit pension plan, became eligible for Manulife's

Supplemental Executive Retirement Plan. This is a noncontributory, non-qualified plan intended to provide additional pension income consistent with the executive's pre-retirement income. The pension earned under the Supplemental Executive Retirement Plan is 60% of the average of the highest 5 years of earnings up to $200,000 plus 30% of the average of the highest 5 years of earnings between $200,000 and $500,000 plus 10% of the average of the highest 5 years of earnings in excess of $500,000, less 15.75% of the average of the 3 years earnings up to the Social Security Covered Compensation, multiplied by the credited years of service (up to a maximum of 35 years), divided by 35, less the pension earned under the Manulife or NAL U.S. defined benefit pension plan.

      Combined pension benefits at age 65 under these arrangements are as follows:

                                Years of Service
----------------------------------------------------------------------
Remuneration*     15          20          25          30          35
----------------------------------------------------------------------
  $150,000     $     0     $     0     $     0     $     0     $     0
   175,000       2,138       2,850       3,563       4,275       4,988
   200,000       7,673      10,230      12,788      15,345      17,903
   225,000      12,930      17,240      21,550      25,860      30,170
   250,000      15,853      21,137      26,421      31,705      36,989
   300,000      21,697      28,930      36,162      43,395      50,627
   400,000      33,387      44,516      55,645      66,774      77,903
   500,000      45,077      60,102      75,128      90,153     105,179


      The Company offers a defined contribution plan pursuant to 401(k) of the Code which allows employees to contribute up to 6% of their base annual salary. The Company matches 50% of the employee contributions as well as contributes a floor amount of 2% of base pay for each pay period. The maximum total contribution (including employer contributions), based on the maximum taxable wage as set forth in the Code is $16,500. Company employees are 100% vested in the Company floor contributions and personal contributions to the plan. Employees become 100% vested in the employer matching contributions if he or she retires on or after age 65, becomes disabled or dies. Otherwise, employees earn a right to employer contributions through the following vesting schedule:

            Years of Service             Vested Portion of Company Contribution
            -------------------------------------------------------------------
            Less than 3                  None
            At least 3                   33 1/3%
            At least 4                   66 2/3%
            5 or more                       100%

      Directors of the Company, all of whom are also officers or employees of the Company or its affiliates, receive no compensation in addition to their compensation as officers or employees of the Company or its affiliates. No shares of the Company or any of its affiliates are owned by any executive officer or Director of the Company.

FNAL FIXED ACCOUNT

      The Company established the Fixed Account in 1997 as a separate account under the laws of the State of New York. The Fixed Account holds assets that are segregated from all of the Company's other assets. The Fixed Account is currently used only to support the obligations under the contracts offered by this prospectus. These obligations are based on interest rates credited to the contracts and do not depend on the investment performance of the Fixed Account. Any gain or loss in the Fixed Account accrues solely to the Company and the Company assumes any risk associated with the possibility that the value of the assets in the Fixed Account might fall below the reserves and other liabilities that must be maintained. Should the value of the assets in the Fixed Account fall below reserve and other liabilities, the Company will transfer assets from its General Account to the Fixed Account to make up the shortfall. The Company reserves the right to transfer to its General Account any assets of the Fixed Account in excess of such reserves and other liabilities and to maintain assets in the Fixed Account which support any number of annuities which the Company offers or may offer. The assets of the Fixed Account are not insulated from the claims of the Company's creditors and may be charged with liabilities which arise from other business conducted by the Company. Thus the Company may, at its discretion if permitted by applicable state law, transfer existing Fixed Account assets to, or place future Fixed Account allocations in, its General Account for purposes of administration.

      The assets of the Fixed Account will be invested in those assets chosen by the Company and permitted by applicable New York state laws for separate account investment.

DISTRIBUTION OF THE CONTRACT

      NASL Financial Services, Inc. ("NASL Financial"), 116 Huntington Avenue, Boston, Massachusetts, 02116, a wholly-owned subsidiary of Security Life, is the principal underwriter of the contract. NASL Financial is a broker-dealer registered under the Securities Exchange Act of 1934 ("1934 Act") and a member of the National Association of Securities Dealers, Inc. (the "NASD"). NASL Financial has entered into an non-exclusive promotional agent agreement with Wood Logan Associates, Inc. ("Wood Logan"). Wood Logan is a broker-dealer registered under the 1934 Act and a member of the NASD. Wood Logan is a wholly-owned subsidiary of a holding company that is 85% owned by Manulife and approximately 15% owned by the principals of Wood Logan. Sales of the contract will be made by registered representatives of broker-dealers authorized by NASL Financial to sell the contracts. Such registered representatives will also be licensed insurance agents of the Company. Under the promotional agent agreement, Wood Logan will recruit and provide sales training and licensing assistance to such registered representatives. In addition, Wood Logan will prepare sales and promotional materials for the Company's approval. NASL Financial will pay distribution compensation to selling brokers in varying amounts which under normal circumstances are not expected to exceed 5% of purchase payments. NASL Financial may from time to time pay additional compensation pursuant to promotional contests. Additionally, in some circumstances, NASL Financial will provide reimbursement of certain sales and marketing expenses. NASL Financial will pay Wood Logan for providing marketing support for the distribution of the contract.

LEGAL PROCEEDINGS

There are no material pending legal proceedings, other than ordinary routine litigation, to which the Company is a party or to which any of its property is subject and, to the best knowledge of the Company, no such proceedings are contemplated by any governmental authority.

LEGAL MATTERS

All matters of applicable state law pertaining to the contract, including the Company's right to issue the contract thereunder, have been passed upon by James
D. Gallagher, Esq., Vice President, Secretary and General Counsel of Security Life, the Parent of the Company.

INDEPENDENT ACCOUNTANTS

The financial statements of the Company at December 31, 1996 included in this Prospectus have been examined by Ernst & Young LLP, independent auditors, as indicated in their report thereon in this Prospectus, and are included herein in reliance upon that report and upon the authority of those accountants as experts in accounting and auditing. The statutory balance sheet of the Company as of December 31, 1995 and the related statutory statement of operations, changes in capital and deficit and cash flows for the year period ended December 31, 1995, appearing in this Prospectus, has been included herein relying on the report (which report contains an adverse opinion to generally accepted accounting principles and an unqualified opinion as to the statutory accounting practices prescribed or permitted by the Insurance Department of the State if New York), of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

NOTICES AND REPORTS TO CONTRACT OWNERS

      At least once each contract year, the Company will send to contract owners a statement showing the contract value of the contract as of the date of the statement. The statement will also show premium payments and any other information required by any applicable law or regulation.

CONTRACT OWNER INQUIRIES

All contract owner inquiries should be directed to the Company's Annuity Service Office at International Corporate Center, 555 Theodore Fremd Avenue, Rye, New York 10580

                               FEDERAL TAX MATTERS

INTRODUCTION

      The following discussion of the federal income tax treatment of the Contracts is not exhaustive, does not purport to cover all situations, and is not intended as tax advice. The federal income tax treatment of the Contracts is unclear in certain circumstances, and a qualified tax adviser should always be consulted with regard to the application of law to individual circumstances. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Department regulations, and interpretations existing on the date of this Prospectus. These authorities, however, are subject to change by Congress, the Treasury Department, and judicial decisions.

      This discussion does not address state or local tax consequences associated with the purchase of the Contracts. In addition, THE COMPANY MAKES NO GUARANTEE REGARDING ANY TAX TREATMENT, FEDERAL, STATE OR LOCAL, OF ANY CONTRACT OR OF ANY TRANSACTION INVOLVING A CONTRACT.

THE COMPANY'S TAX STATUS

      The Company is taxed as a life insurance company under the Code. The assets in the separate account will be owned by the Company, and the income derived from such assets will be includible in the Company's income for federal income tax purposes.

TAXATION OF ANNUITIES IN GENERAL

Tax Deferral During Accumulation Period
---------------------------------------

      Under existing provisions of the Code, except as described below, any increase in an owner's contract value is generally not taxable to the owner or annuitant until received, either in the form of annuity payments as contemplated by the Contracts, or in some other form of distribution. However, this rule applies only if the owner is an individual.

      As a general rule, deferred annuity contracts held by "non-natural persons," such as a corporation, trust or other similar entity, as opposed to a natural person, are not treated as annuity contracts for federal tax purposes. The income on such contracts (as defined in the tax law) is taxed as ordinary income that is received or accrued by the owner during the taxable year. There are several exceptions to this general rule for non-natural contract owners. First, annuity contracts will generally be treated as held by a natural person if the nominal owner is a trust or other entity which holds the contract as an agent for a natural person. However, this exception will not apply in the case of any employer which is the nominal owner of an annuity contract under a non-qualified deferred compensation arrangement for its employees.

      Other exceptions to the general rule for non-natural contract owners will apply with respect to (1) annuity contracts acquired by an estate of a decedent by reason of the death of the decedent, (2) certain annuity contracts issued in connection with various qualified retirement plans, (3) annuity contracts purchased by employers upon the termination of certain qualified retirement plans, (4) certain annuity contracts used in connection with structured settlement agreements, and (5) annuity contracts purchased with a single premium when the annuity starting date is no later than a year from purchase of the annuity and substantially equal periodic payments are made, not less frequently than annually, during the annuity period.

      In addition to the foregoing, if the Contract's maturity date is scheduled to occur at a time when the annuitant is at an advanced age, such as over age 85, it is possible that the owner will be taxable currently on the annual increase in the contract value.

      The remainder of this discussion assumes that the contract will constitute an annuity for federal tax purposes.

Taxation of Partial and Total Withdrawals
-----------------------------------------

      In the case of a partial withdrawal, amounts received generally are includible in income to the extent the owner's contract value before the withdrawal exceeds his or her "investment in the contract." In the case of a total withdrawal, amounts received are includible in income to the extent they exceed the "investment in the contract."

For these purposes the investment in the contract at any time equals the total of the purchase payments made under the Contract to that time (to the extent such payments were neither deductible when made nor excludable from income as, for example, in the case of certain employer contributions to Qualified Plans) less any amounts previously received from the Contract which were not included in income.

      Other than in the case of Contracts issued in connection with certain Qualified Plans (which generally cannot be assigned or pledged), any assignment or pledge (or agreement to assign or pledge) any portion of the contract value is treated as a withdrawal of such amount or portion. The investment in the contract is increased by the amount includible in income with respect to such assignment or pledge, though it is not affected by any other aspect of the assignment or pledge (including its release). If an owner transfers a Contract without adequate consideration to a person other than the owner's spouse (or to a former spouse incident to divorce), the owner will be taxed on the difference between his or her contract value and the investment in the contract at the time of transfer. In such case, the transferee's investment in the contract will be increased to reflect the increase in the transferor's income.

      There is some uncertainty regarding the treatment of the market value adjustment for purposes of determining the amount includible in income as a result of any partial withdrawal or transfer without adequate consideration. Congress has given the Internal Revenue Service ("IRS") regulatory authority to address this uncertainty. However, as of the date of this Prospectus, the IRS has not issued any regulations addressing these determinations.

Taxation of Annuity Payments
----------------------------

      Normally, the portion of each annuity payment taxable as ordinary income is equal to the excess of the payment over the exclusion amount. The exclusion amount is the amount determined by multiplying (1) the payment by (2) the ratio of the investment in the contract, adjusted for any period certain or refund feature, to the total expected value of annuity payments for the term of the Contract (determined under Treasury Department regulations).

      Once the total amount of the investment in the contract is excluded using this ratio, annuity payments will be fully taxable. If annuity payments cease because of the death of the annuitant and before the total amount of the investment in the contract is recovered, the unrecovered amount generally will be allowed as a deduction to the annuitant in his last taxable year.

      There may be special income tax issues present in situations where the owner and the annuitant are not the same person or are not married. A tax advisor should be consulted in those situations.

Taxation of Death Benefit Proceeds
----------------------------------

      Amounts may be distributed from a non-qualified contract because of the death of an owner or the annuitant. Prior to the maturity date, such death benefit proceeds are includible in income as follows: (1) if distributed in a lump sum, they are taxed in the same manner as a full withdrawal, as described above, or (2) if distributed under an annuity option, they are taxed in the same manner as annuity payments, as described above. After the maturity date, where a guaranteed period exists under an annuity option and the annuitant dies before the end of that period, payments made to the beneficiary for the remainder of that period are includible in income as follows: (1) if received in a lump sum, they are includible in income to the extent that they exceed the unrecovered investment in the contract at that time, or (2) if distributed in accordance with the existing annuity option selected, they are fully excludable from income until the remaining investment in the contract is deemed to be recovered, and all annuity payments thereafter are fully includible in income.

Penalty Tax on Premature Distributions
--------------------------------------

      Where a Contract has not been issued in connection with a Qualified Plan, there generally is a 10% penalty tax on the taxable amount of any payment from the Contract unless the payment is: (a) received on or after the owner reaches age 59 1/2; (b) attributable to the owner's becoming disabled (as defined in the tax law); (c) made on or after the death of the owner or, if the owner is not an individual, on or after the death of the primary annuitant (as defined in the tax law); (d) made as a series of substantially equal periodic payments (not less frequently than annually) for the life (or life expectancy) of the annuitant or the joint lives (or joint life expectancies) of the annuitant and a "designated beneficiary" (as defined in the tax law), or (e) made under a

Contract purchased with a single premium when the maturity date is no later than a year from purchase of the Contract and substantially equal periodic payments are made, not less frequently than annually, during the annuity period.

Aggregation of Contracts
------------------------

      In certain circumstances, the IRS may determine the amount of an annuity payment or a withdrawal from a Contract that is includible in income by combining some or all of the annuity contracts owned by an individual which are not issued in connection with a Qualified Plan. For example, if a person purchases a Contract offered by this Prospectus and also purchases at approximately the same time an immediate annuity, the Service may treat the two contracts as one contract.

      In addition, if a person purchases two or more deferred annuity contracts from the same insurance company (or its affiliates) during any calendar year, all such contracts will be treated as one contract for purposes of determining whether any payment not received as an annuity (including withdrawals prior to the maturity date) is includible in income. Thus, if during a calendar year a person buys two or more of the Contracts offered by this Prospectus (which might be done, for example, in order to invest amounts in different guarantee periods), all of such Contracts would be treated as one Contract in determining whether withdrawals from any of such Contracts are includible in income.

      The effects of such aggregation are not clear and depend on the circumstances. However, aggregation could affect the amount of a withdrawal that is taxable and the amount that might be subject to the 10% penalty tax described above.

QUALIFIED RETIREMENT PLANS

In General
----------

      The Contracts are also designed for use in connection with certain types of qualified retirement plans which receive favorable treatment under the Code. Those who are considering purchase of a contract for use in connection with a qualified retirement plan should consider, in evaluating the suitability of the contract, that the contract allows only a single premium purchase payment in an amount of at least $5,000.

      The tax rules applicable to qualified plans vary according to the type of plan and the terms and conditions of the plan itself. For example, for both withdrawals and annuity payments under certain qualified contracts, there may be no "investment in the contract" and the total amount received may be taxable. Also, loans from Qualified Contracts where allowed, are subject to a variety of limitations, including restrictions as to the amount that may be borrowed, the duration of the loan, and the manner in which the loan must be repaid. (Owners should always consult their tax advisors and retirement plan fiduciaries prior to exercising their loan privileges.) Both the amount of the contribution that may be made, and the tax deduction or exclusion that the owner may claim for such contribution, are limited under qualified plans. If this Contract is used in connection with a Qualified Plan, the owner and annuitant must be the same individual. If a co-annuitant is named, all distributions made while the annuitant is alive must be made to the annuitant. Also, if a co-annuitant is named who is not the annuitant's spouse, the annuity options which are available may be limited, depending on the difference in ages between the annuitant and co-annuitant. Furthermore, the length of any guarantee period may be limited in some circumstances to satisfy certain minimum distribution requirements under the Code.

      In addition, special rules apply to the time at which distributions must commence and the form in which the distributions must be paid. For example, failure to comply with minimum distribution requirements applicable to Qualified Plans will result in the imposition of an excise tax. This excise tax generally equals 50% of the amount by which a minimum required distribution exceeds the actual distribution from the Qualified Plan. In the case of IRAs, distributions of minimum amounts (as specified in the tax law) must generally commence by April 1 of the calendar year following the calendar year in which the owner attains age 70 1/2. In the case of certain other Qualified Plans, distributions of such minimum amounts generally must commence by the later of this date or April 1 of the calendar year following the calendar year in which the employee retires.

      There is also a 10% penalty tax on the taxable amount of any payment from certain qualified contracts. (The amount of the penalty tax is 25% of the taxable amount of any payment received from a "SIMPLE retirement account" during the 2 year period beginning on the date the individual first participated in any qualified salary reduction agreement (as defined in the tax law) maintained by the individual's employer.) There are exceptions to this penalty tax which vary depending on the type of qualified plan. In the case of an "Individual Retirement Annuity" ("IRA"), including a "SIMPLE IRA," exceptions provide that the penalty tax does not apply to a payment (a) received on or after the owner reaches age 59 1/2,
(b) received on or after the owner's death or because of the owner's disability (as defined in the tax law), or (c) made as a series of substantially equal periodic payments (not less frequently than annually) for the life (or life expectancy) of the owner or for the joint lives (or joint life expectancies) of the owner and designated beneficiary (as defined in the tax law). These exceptions, as well as certain others not described herein, generally apply to taxable distributions from other qualified plans (although, in the case of plans qualified under sections 401 and 403, exception "c" above for substantially equal periodic payments applies only if the owner has separated from service).

      When issued in connection with a Qualified Plan, a Contract will be amended as generally necessary to conform to the requirements of the plan. However, owners, annuitants, and beneficiaries are cautioned that the rights of any person to any benefits under Qualified Plans may be subject to the terms and conditions of the plans themselves, regardless of the terms and conditions of the Contract. In addition, the Company shall not be bound by terms and conditions of Qualified Plans to the extent such terms and conditions contradict the Contract, unless the Company consents.

Qualified Plan Types
--------------------

      Following are brief descriptions of various types of Qualified Plans in connection with which the Company may issue a Contract.

      INDIVIDUAL RETIREMENT ANNUITIES. Section 408 of the Code permits eligible individuals to contribute to an individual retirement program known as an "Individual Retirement Annuity" or "IRA." IRAs are subject to limits on the amounts that may be contributed, the persons who may be eligible and on the time when distributions may commence. Also, distributions from certain Qualified Plans may be "rolled over" on a tax-deferred basis into an IRA.

      SIMPLIFIED EMPLOYEE PENSIONS (SEP-IRAs). Section 408(k) of the Code allows employers to establish simplified employee pension plans for their employees, using the employees' IRAs for such purposes, if certain criteria are met. Under these plans the employer may, within specified limits, make deductible contributions on behalf of the employees to IRAs. Employers intending to use the Contract in connection with such plans should seek competent advice.

      SIMPLE IRAs. Section 408(p) of the Code permits certain small employers to establish "SIMPLE retirement accounts," including SIMPLE IRAs, for their employees. Under SIMPLE IRAs, certain deductible contributions are made by both employees and employers. SIMPLE IRAs are subject to various requirements, including limits on the amounts that may be contributed, the persons who may be eligible, and the time when distributions may commence.

      CORPORATE AND SELF-EMPLOYED ("H.R. 10" AND "KEOGH") PENSION AND PROFIT-SHARING PLANS. Sections 401(a) and 403(a) of the Code permit corporate employers to establish various types of tax-favored retirement plans for employees. The Self-Employed Individuals' Tax Retirement Act of 1962, as amended, commonly referred to as "H.R. 10" or "Keogh," permits self-employed individuals also to establish such tax-favored retirement plans for themselves and their employees. Such retirement plans may permit the purchase of the Contract in order to provide benefits under the plans. Employers intending to use the Contract in connection with such plans should seek competent advice.

      TAX-SHELTERED ANNUITIES. Section 403(b) of the Code permits public school employees and employees of certain types of charitable, educational and scientific organizations specified in Section 501(c)(3) of the Code to have their employers purchase annuity contracts for them and, subject to certain limitations, to exclude the amount of purchase payments from gross income for tax purposes. These annuity contracts are commonly referred to as "tax-sheltered annuities." Purchasers of the Contracts for such purposes should seek competent advice as to eligibility, limitations on permissible amounts of purchase payments and other tax consequences associated with the Contracts.

      Section 403(b) Policies contain restrictions on withdrawals of (i) contributions made pursuant to a salary reduction agreement in years beginning after December 31, 1988, (ii) earnings on those contributions, and (iii) earnings in such years on amounts held as of the last year beginning before January 1, 1989. These amounts can be paid only if the employee has reached age 59 1/2, separated from service, died, become disabled, or in the case of hardship. Amounts permitted to be distributed in the event of hardship are limited to actual contributions; earnings thereon cannot be distributed on account of hardship. (These limitations on withdrawals do not apply to the extent the Company is directed to transfer some or all of the contract value to the issuer of another tax-sheltered annuity or into a Section 403(b)(7) custodial account.)

Direct Rollover Rules
---------------------

      In the case of Contracts used in connection with a pension, profit-sharing, or annuity plan qualified under Sections 401(a) or 403(a) of the Code, or in the case of a Section 403(b) tax sheltered annuity, any "eligible rollover distribution" from the Contract will be subject to direct rollover and mandatory withholding requirements. An eligible rollover distribution generally is any taxable distribution from a qualified pension plan under Section 401(a) of the Code, qualified annuity plan under Section 403(a) of the Code, or Section 403(b) tax sheltered annuity or custodial account, excluding certain amounts (such as minimum distributions required under Section 401(a)(9) of the Code and distributions which are part of a "series of substantially equal periodic payments" made for life or a specified period of 10 years or more).

      Under these requirements, withholding at a rate of 20% will be imposed on any eligible rollover distribution. In addition, the participant in these qualified retirement plans cannot elect out of withholding with respect to an eligible rollover distribution. However, this 20% withholding will not apply if, instead of receiving the eligible rollover distribution, the participant elects to have amounts directly transferred to certain qualified retirement plans (such as to an Individual Retirement Annuity). Prior to receiving an eligible rollover distribution, a notice will be provided explaining generally the direct rollover and mandatory withholding requirements and how to avoid the 20% withholding by electing a direct rollover.

FEDERAL INCOME TAX WITHHOLDING

      The Company will withhold and remit to the U.S. government a part of the taxable portion of each distribution made under a Contract unless the distributee notifies the Company at or before the time of the distribution that he or she elects not to have any amounts withheld. In certain circumstances, the Company may be required to withhold tax. The withholding rates applicable to the taxable portion of periodic annuity payments are the same as the withholding rates generally applicable to payments of wages. The withholding rate applicable to the taxable portion of non-periodic payments (including withdrawals prior to the maturity date) is 10%. As described above, the withholding rate applicable to eligible rollover distributions is 20%.

                                   APPENDIX A

                  EXAMPLES OF CALCULATION OF WITHDRAWAL CHARGE

EXAMPLE 1 - Assume a single payment of $50,000 is made into the contract, there are no transfers or partial withdrawals and the withdrawal is not made at the end of a guarantee period. The table below illustrates three examples of the withdrawal charges that would be imposed if the contract is completely withdrawn during the contract year shown, based on hypothetical contract values and assuming no market value adjustment.


             HYPOTHETICAL    AMOUNT         AMOUNT
CONTRACT     CONTRACT        AVAILABLE      SUBJECT TO    WITHDRAWAL
YEAR         VALUE           WITHOUT        WITHDRAWAL    CHARGE
                             IMPOSITION OF  CHARGE
                             WITHDRAWAL
                             CHARGE
                                                          -----------------
                                                          PERCENT   AMOUNT
---------------------------------------------------------------------------
2            55,000          5,000(a)       50,000        6%        3,000
6            60,000          5,000(b)       55,000        2%        1,100
8            70,000          5,000               0(c)     0%            0


(a) During any contract year the amount available without the imposition of a withdrawal charge is 10% of the single payment made under the contract less any prior partial withdrawals in that contract year. Ten percent of payments less prior withdrawals equals $5,000 ($5,000-0). Consequently, on total withdrawal $5,000 is withdrawn without imposition of the withdrawal charge and the withdrawal charge is assessed against the remaining balance of $50,000 (contract value less amount available without imposition of a withdrawal charge).

(b) The amount available without imposition of a withdrawal charge is again equal to $5,000 and the withdrawal charge is applied to the remaining balance of $55,000 (contract value less amount available without imposition of a withdrawal charge).

(c)   There is no withdrawal charge after 7 contract years.

EXAMPLE 2 - Assume a single payment of $50,000 is made into the contract and that no transfers are made. The table below illustrates two partial withdrawals made during the third contract year of $2,000 and $7,000 and assumes no market value adjustment applies.


HYPOTHETICAL     PARTIAL      AMOUNT       AMOUNT
CONTRACT         WITHDRAWAL   AVAILABLE    SUBJECT TO    WITHDRAWAL
VALUE            REQUESTED    WITHOUT      WITHDRAWAL    CHARGE
                              IMPOSITION   CHARGE
                              OF
                              WITHDRAWAL
                              CHARGE
                                                         ------------------
                                                         PERCENTAGE AMOUNT
---------------------------------------------------------------------------

65,000           2,000        2,000(a)         0         5%          0
63,000           7,000        3,000(b)     4,000         5%        200


(a) The amount available without imposition of a withdrawal charge during any contract year is 10% of the single payment made under the contract less any prior withdrawals in that contract year. Ten percent of the payment less prior withdrawals equals $5,000 ($5,000-0). The amount requested ($2,000) is less than the amount available without imposition of a withdrawal charge; therefore, no withdrawal charge applies.

(b) Since $2,000 has already been withdrawn in the current contract year, the remaining amount available without imposition of a withdrawal charge during the third contract year is $3,000. The $7,000 partial withdrawal will consist of $3,000 without imposition of withdrawal charge, and the remaining $4,000 will be subject to a withdrawal charge.

Withdrawals may be subject to a market value adjustment in addition to the withdrawal charge described above (see "MARKET VALUE ADJUSTMENT").

                                   APPENDIX B

                        MARKET VALUE ADJUSTMENT EXAMPLES

The market value adjustment factor is determined by the following formula:
((1+i)/(1+j))(n/12 exponent) where:

      i - The initial guaranteed interest rate or renewal guaranteed interest rate currently being earned on the contract.

      j - The guaranteed interest rate available, on the date the request is processed by the Company, for a guarantee period with the same length as the period remaining in the initial guarantee period or renewal guarantee period. If the guarantee period of this length is not available, the guarantee period with the next highest duration which is maintained by the Company will be chosen.

      n - The number of complete months remaining to the end of the initial guarantee period or renewal guarantee period.



Example 1
---------

Payment                                 $100,000

Initial guarantee period                 5 years

Initial guaranteed interest rate         5.00% per annum

Guaranteed interest rate for
  three year guarantee period            6.00% per annum

Transfer to a different
  guarantee period                       middle of contract year 3

Contract value at middle of
  contract year 3                        = $100,000 x 1.05(2.5 exponent) = $112,972.63
Amount transferred to a
  different guarantee period             = $112,972.63 x market value adjustment factor

Market value adjustment factor           = ((1+i)/(1+j))(n/12 exponent)
                                       i = .05
                                       j = .06
                                       n = 30
                                         = (1.05/1.06)(30/12 exponent)
                                         = 0.9765817

Amount transferred to a
  different guarantee period             = $112,972.63 x 0.9765817
                                         = $110,327.00



Example 2
---------

Payment                              $100,000

Initial guarantee period             5 years

Initial guaranteed interest rate     5.00% per annum


Guaranteed interest rate for
  three year guarantee period        4.00% per annum

Transfer to a different
  guarantee period                   middle of contract year 3

Contract value at middle of        = $100,000 x 1.05(2.5 exponent) = $112,972.63
  contract year 3

Amount transferred to a
  different guarantee period       = $112,972.63 x market value adjustment factor

Market value adjustment factor     = ((1+i)/(1+j))(n/12 exponent)
                                 i = .05
                                 j = .04
                                 n = 30
                                   = (1.05/1.04)(30/12 exponent)
                                   = 1.0242121

Amount transferred to a
 different guarantee period        = $112,972.63 x 1.0242121
                                   = $115,707.93

                                   APPENDIX C

                               STATE PREMIUM TAXES

      Premium taxes vary according to the state and are subject to change. In many jurisdictions there is no tax at all. For current information, a tax adviser should be consulted.


                                                    TAX RATE

                                          QUALIFIED         NON-QUALIFIED
STATE                                     CONTRACTS           CONTRACTS
--------------------------------------------------------------------------------
CALIFORNIA..........................        .50%               2.35%
DISTRICT OF COLUMBIA................       2.25%               2.25%
KANSAS..............................        .00                2.00%
KENTUCKY............................       2.00%               2.00%
MAINE ..............................        .00                2.00%
MICHIGAN............................     .00075%             .00075%
NEVADA..............................        .00                3.50%
PUERTO RICO.........................       1.00%               1.00%
SOUTH DAKOTA........................         00                1.25%
TEXAS...............................        .04%                .04%
WEST VIRGINIA.......................       1.00%               1.00%
WYOMING.............................         00                1.00%


                       FINANCIAL STATEMENTS OF THE COMPANY

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION*

     Securities and Exchange Commission Registration Fee                      $
          Printing                                                            $
          Edgarization Expenses                                               $
          Accounting fees and expenses                                        $
          Legal fees and expenses                                             $

*To be filed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article 10 of the Charter of the Company provides as follows:

TENTH: No director of the Corporation shall be personally liable to the Corporation or any of its shareholders for damages for any breach of duty as a director; provided, however, the foregoing provision shall not eliminate or limit (i) the liability of a director if a judgment or other final adjudication adverse to such director established his or her such acts or omissions were in bad faith or involved intentional misconduct or were acts or omissions (a) which he or she knew or reasonably should have known violated the New York Insurance Law or (b) which violated a specific standard of care imposed on directors directly, and not by reference, by a provision of the New York Insurance Law (or any regulations promulgated thereunder) or (c) which constituted a knowing violation of any other law, or establishes that the director personally gained in fact a financial profit or other advantage to which the director was not legally entitled or (ii) the liability of a director for any act or omission prior to the adoption of this Article by the shareholders of the Corporation. Any repeal or modification of this Article by the shareholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.


Article VII of the By-laws of the Company provides as follows:

SECTION VII.1. INDEMNIFICATION OF DIRECTORS AND OFFICERS. The Corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she, his or her testator, testatrix or intestate, is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of any other corporation of any type or kind, domestic or foreign, of any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him or her in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he or she reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the Corporation, except that no indemnification under this Section shall be made in respect of (1) a threatened action, or a pending action which is settled or is otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation, unless and only to the extent that the court in which the action was brought, or , if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

The Corporation may indemnify any person made, or threatened to be made, a party to an action or proceeding (other than one by or in the right of the Corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the Corporation served in any capacity at the request of the Corporation, by reason of the fact that he or she, his or her testator, testatrix or intestate, was a director or officer of the Corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he or she reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the Corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his or her conduct was unlawful.

The termination of any such civil or criminal action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, of its equivalent, shall not in itself create a presumption that any such director or officer did not act, in good faith, for a purpose which he or she reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interest of the Corporation or that he or she had reasonable cause to believe that his or her conduct was unlawful.


Notwithstanding the foregoing, Registrant hereby makes the following undertaking pursuant to Rule 484 under the Securities Act of 1933:

      Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

Not applicable.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) EXHIBITS

Exhibit No.                   Description
-----------                   -----------
1(a)                          Underwriting Agreement between First North
                              American Life Assurance Company (the "Company")
                              and NASL Financial Services, Inc. (Underwriter)1/
1(b)                          Promotional Agent Agreement among NASL Financial
                              Services, Inc. (Underwriter), the Company and Wood
                              Logan Associates, Inc. (Promotional Agent) 2/
2                             Not Applicable
3(i)                          Article of Incorporation of the Company 3/
3(ii)                         By-Laws of the Company 4/
4(i)                          Form of Individual Single Payment Deferred Fixed
                              Annuity Non-Participating Contract is filed herein
4(ii)                         Individual Retirement Annuity Endorsement is filed
                              herein
4(iii)                        ERISA Tax-Sheltered Annuity Endorsement is filed
                              herein
4(iv)                         Tax-Sheltered Annuity Endorsement is filed herein
4(v)                          Section 401 Plans Endorsement is filed herein
5                             Opinion and Consent of James D. Gallagher, Esq. -
                              to be filed by amendment
6                             Not Applicable
7                             Not Applicable
8                             Not Applicable
9                             Not Applicable
10                            Form of broker-dealer agreement between the
                              Company, NASL Financial Services, Inc.
                              (Underwriter), Wood Logan Associates, Inc.
                              (Promotional Agent) and broker-dealers is filed
                              herein
11                            Not Applicable
12                            Not Applicable
13                            Not Applicable
14                            Not Applicable
15                            Not Applicable
16                            Not Applicable
17                            Not Applicable

18                            Not Applicable
19                            Not Applicable
20                            Not Applicable
21                            Not Applicable
22                            Not Applicable
23(I)                         Consent of Ernst & Young. LLP- To be filed by
                              amendment
23(ii)                        Consent of Coopers & Lybrand L.L.P.- To be filed
                              by amendment
24                            Power of Attorney 6/
25                            Not Applicable
26                            Not Applicable
27                            Financial Data Schedule - To be filed by amendment
28                            Not Applicable


1/ Incorporated by reference to Exhibit (b)(3)(i) to Form N-4, file number 33-79112, filed September 2, 1992 on behalf of the FNAL Variable Account of the Company

2/ Incorporated by reference to Exhibit (b)(3)(ii) to Form N-4, file number 33-79112, filed September 2, 1992 on behalf of the FNAL Variable Account of the Company

3/ Incorporated by reference to Exhibit (b)(6)(i) to the Registration Statement on Form N-4, file number 33-79112, filed September 2, 1992 on behalf of the FNAL Variable Account of the Company

4/ Incorporated by reference to Exhibit (b)(6)(ii) to the Registration Statement on Form N-4, file number 33-79112, filed September 2, 1992 on behalf of the FNAL Variable Account of the Company

5/ Incorporated by reference to Exhibit (b)(3)(iii) to Form N-14, file number 33-79112, filed September 2, 1991 on behalf of the FNAL Variable Account of the Company

6/ Incorporated by reference to Exhibit (b)(14) to Form N-4, file number 33-79112, filed February 2, 1993 on behalf of the FNAL Variable Account of the Company


(b) FINANCIAL STATEMENT SCHEDULES - TO BE FILED BY AMENDMENT

Schedule I - Summary of Investments
Schedule II - Supplementary Insurance Information
Schedule IV - Reinsurance

ITEM 17. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


          Pursuant to the requirements of the Securities Act of 1933, the Registrant has caused this Registration Statement to be signed on its behalf, by the undersigned, thereunto duly authorized in the City of Boston and Commonwealth of Massachusetts on this 16th day of July, 1997.


                                    FIRST NORTH AMERICAN LIFE
                                    ASSURANCE COMPANY
                                    -------------------------
                                          (Registrant)


                                    By: /s/ Joseph Scott
                                        ------------------------------------
                                        Joseph Scott, President



Attest:

/s/ Tracy A. Kane
--------------------------------
Tracy A. Kane, Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities with the Registrant and on the dates indicated.

SIGNATURE                           TITLE                              DATE


Joseph Scott                  Director and President              July 16, 1997
-------------------------     (Principal Executive                -------------
Joseph Scott                  Officer)                            (Date)



*                             Chairman of the Board               July 16, 1997
-------------------------     of Directors                        -------------
John D. Richardson                                                (Date)


*                             Director                            July 16, 1997
-------------------------                                         -------------
John G. Vrysen                                                    (Date)


*                             Director                            July 16, 1997
-------------------------                                         -------------
Kenneth H. Conrad                                                 (Date)


*                             Director                            July 16, 1997
-------------------------                                         -------------
John D. DesPrez, III                                              (Date)


*                             Director                            July 16, 1997
-------------------------                                         -------------
Ruth Ann Flemming                                                 (Date)


*                             Director                            July 16, 1997
-------------------------                                         -------------
Peter S. Hutchinson                                               (Date)


*                             Director                            July 16, 1997
-------------------------                                         -------------
Neil M. Merkl                                                     (Date)


*                             Director                            July 16, 1997
-------------------------                                         -------------
Robert C. Perez                                                   (Date)


*                             Director                            July 16, 1997
-------------------------                                         -------------
James K. Robinson                                                 (Date)

*                             Director                            July 16, 1997
-------------------------                                         -------------
H. Douglas Wood                                                   (Date)


*                             Director                            July 16, 1997
-------------------------                                         -------------
Bruce Avedon                                                      (Date)


*                             Director                            July 16, 1997
-------------------------                                         -------------
Bruce Gordon                                                      (Date)


Richard C. Hirtle             Director, Vice President and        July 16, 1997
-------------------------     Treasurer (Principal                -------------
Richard C. Hirtle             Financial and Accounting            (Date)
                              Officer)



*By:  Tracy A. Kane                                               July 16, 1997
      ------------------------                                    -------------
      Tracy A. Kane                                               (Date)
      Attorney-in-Fact Pursuant
      to Powers of Attorney

                                  EXHIBIT INDEX


Exhibit No.                 Description
-----------                 -----------

4(i)                        Form of  Individual Single Payment
                            Deferred Fixed Annuity
                            Non-Participating Contract
4(ii)                       Individual  Retirement Annuity
                            Endorsement
4(iii)                      ERISA Tax-Sheltered Annuity
                            Endorsement
4(iv)                       Tax-Sheltered Annuity Endorsement
4(v)                        Section 401 Plans Endorsement